EXHIBIT 99.1

Community Shores Reports 2011 Second Quarter Results

MUSKEGON, Mich., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation (OTCBB:CSHB) ("Community Shores"), Muskegon's only locally headquartered independent community banking organization, today reported a second quarter net loss of $522,000, or ($0.36) per diluted share, a 56.1 percent improvement compared with the second quarter 2010 net loss of $1.19 million, or ($0.81) per diluted share. For the six-month period year-to-date, the Company recorded a net loss of $1.26 million, or ($0.86) per diluted share, compared to a loss of $1.63 million, or ($1.11) per diluted share, for the first six months of 2010. Results for the June 2011 quarter and 2011 year-to-date period were impacted by improved net interest income and lower provision expense.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "We are pleased with the quarterly improvement in our Company's performance. While still posting a loss, we have made significant progress over the past 12 months and are consistently trending toward a return to profitability. As anticipated, we have seen progressive improvement in the net interest margin and continue to forecast further improvement throughout the remainder of the year as higher priced time deposits mature. This positively impacted our net interest income.

"Since the beginning of 2011 there have been notable reductions in expenses related to troubled assets; both loan loss provision and collection related expenses. We feel that this is reflective of improving credit quality. We continue to make reductions in other non-interest expenses as well and have been pleased with ongoing efforts by staff to improve efficiency.

"In spite of a stabilization in credit quality and efforts to reduce general operating expenses, the duration and intensity of this credit cycle has gradually eroded the Bank's capital base. Since year-end 2010, the Bank was considered under-capitalized according to prompt corrective action guidance. At June 30, 2011, the Bank's total risk based capital ratio was 6.66% and its tier one ratio was 3.98%.

"The Board of Directors and management are vigilantly monitoring the bank's capital position and are working on initiatives to restore capital levels to those mandated by our regulatory agencies," added Ms. Brolick.

Operating Results

Net interest income for the first half of 2011 was $3.74 million or $261,000 more than that recorded for the same period in 2010. The corresponding net interest margin was 3.38 percent; a 28 basis point improvement year over year. Net interest income for the 2011 second quarter was $1.87 million, up $101,000, or 5.7 percent, over the year-ago quarter. This improvement reflected a 38 basis point expansion of the net interest margin to 3.42 percent despite average earning assets decreasing 6.1 percent; or $14.4 million. "There was a significant decrease in the Company's average cost of funds as maturing time deposits re-price to current market rates. We anticipate continued margin improvement in the last quarter of 2011 on into 2012 as brokered deposits of $22.5 million mature at an average rate of 4.73 percent and are re-priced at rates that are more than 350 basis points lower," added Ms. Brolick.

Noninterest income for the second quarter of 2011 was $360,000, roughly the same as the $366,000 recorded for the second quarter of 2010. Lower levels of mortgage banking income contributed to the year-over-year quarterly decline. Ms. Brolick added, "We are disappointed in the level of income being generated from secondary residential mortgage sales. While originations remain good, appraisal and underwriting conditions are challenging resulting in approximately a 50% closure rate. Unfortunately, we anticipate continued weakness in this area." Non interest income for the first half of 2011 was $880,000 compared to $850,000 in the first half of 2010.

The provision for loan and lease losses for the 2011 second quarter was $498,000 compared to $705,000 and $833,000, respectively, for the linked and year-ago quarters. Year-to-date, Community Shores added $1.20 million to its loan and lease loss reserves compared to $1.36 million for the first half of 2010. The allowance for loan losses now stands at $4.94 million, or 3.04 percent of total loans, compared to $3.14 million, or 1.74 percent of total loans as of June 30, 2010.

Noninterest expense for the second quarter of 2011 was $2.25 million compared to $2.49 million for the second quarter of 2010 and $4.67 million for the first half of 2011 and $4.60 million for the similar period in 2010. Collection expenses associated with the resolution and administration of problem assets decreased by $110,000 when comparing the second quarter of 2011 to the similar quarter of 2010.

Balance Sheet

Total assets as of June 30, 2011 were $223.8 million, a decrease of $18.6 million or 7.7 percent, from March 31, 2011 and $37.6 million, or 14.4 percent smaller than the year-ago quarter-end. Community Shores has used its balance sheet liquidity to repay its brokered deposits during the past year. Brokered deposits were $26.0 million at June 30, 2011, down $30.1 million or 53.7 percent from the year-ago quarter.

Asset Quality

Nonperforming assets, consisting of nonperforming loans (nonaccrual loans plus loans > 90 days past due and still accruing), OREO, and other repossessed assets, were $11.5 million, or 5.16 percent of total assets, as of June 30, 2011, down approximately $375,000 from the first quarter 2011. Since year-end 2010, there were three properties added to ORE and seven properties liquidated. Net charge-offs for the 2011 second quarter were $818,000, or 2.0 percent of average loans on an annualized basis, compared to $1.0 million (2.2 percent annualized) in the similar period last year. Year-to-date, the Bank has charged-off $1.1 million (1.3 percent annualized) compared to net charge-offs of $2.0 million (2.2 percent annualized) for the first six months of 2010.

Ms. Brolick concluded, "We are encouraged by positive trends in critical asset quality metrics. We are also very pleased with our margin improvement. These factors, combined with further re-pricing of higher costing funds, should expedite a return to profitability and assist in the curtailment of further capital erosion."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $224 million in assets. The Company's stock is listed on the OTC Bulletin Board under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Community Shores Bank Corporation
Condensed Consolidated Statements of Condition

	June 30,	December 31,	June 30,
	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and due from financial institutions	$ 4,080,891	$ 2,074,301	$ 4,351,462
Interest-bearing deposits in other financial institutions	11,243,039	21,565,572	27,124,150
Total cash and cash equivalents	15,323,930	23,639,873	31,475,612

Securities	35,225,383	36,503,903	32,235,060

Loans held for sale	3,064,558	1,263,263	1,324,966

Loans	159,515,003	165,243,881	178,821,289
Less: Allowance for loan losses	4,935,634	4,791,907	3,138,303
Net loans	154,579,369	160,451,974	175,682,986

Federal Home Loan Bank stock	450,800	479,800	513,600
Premises and equipment,net	10,652,144	10,874,176	11,077,239
Accrued interest receivable	709,911	781,334	864,542
Foreclosed Assets	3,306,828	3,382,594	6,837,191
Other assets	469,275	568,580	1,400,276
Total assets	$ 223,782,198	$ 237,945,497	$ 261,411,472

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$ 34,366,638	$ 33,326,683	$ 25,813,264
Interest-bearing	168,267,724	185,936,494	203,340,097
Total deposits	202,634,362	219,263,177	229,153,361

Federal funds purchased and repurchase agreements	10,708,966	7,460,795	9,220,685
Federal Home Loan Bank advances	0	0	4,500,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	5,000,000	5,000,000
Accrued expenses and other liabilities	1,124,685	875,738	650,093
Total liabilities	223,968,013	237,099,710	253,024,139

Shareholders' Equity
Preferred Stock, no par value: 1,000,000 shares
authorized and none issued	0	0	0
Common Stock, no par value: 9,000,000 shares authorized,
1,468,800 issued	13,296,691	13,296,691	13,296,691
Retained deficit	(13,873,560)	(12,617,022)	(5,363,816)
Accumulated other comprehensive income	391,054	166,118	454,458

Total shareholders' equity	(185,815)	845,787	8,387,333
Total liabilities and shareholders' equity	$ 223,782,198	$ 237,945,497	$ 261,411,472

Community Shores Bank Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	06/30/11	06/30/10	06/30/11	06/30/10

Interest and dividend income
Loans, including fees	$ 2,534,972	$ 2,854,592	$ 5,100,053	$ 5,660,199
Securities	204,029	205,259	418,192	416,694
Federal funds sold, FHLB dividends and other interest income	15,515	15,664	32,960	23,123
Total interest income	2,754,516	3,075,515	5,551,205	6,100,016
Interest expense
Deposits	764,822	1,126,529	1,576,417	2,234,506
Repurchase agreements and federal funds purchased
and other debt	20,115	20,757	31,617	41,328
Federal Home Loan Bank advances and notes payable	104,161	164,030	207,051	348,562
Total interest expense	889,098	1,311,316	1,815,085	2,624,396

Net interest Income	1,865,418	1,764,199	3,736,120	3,475,620
Provision for loan losses	497,921	832,723	1,202,426	1,361,804

Net interest income after provision for loan losses	1,367,497	931,476	2,533,694	2,113,816
Noninterest income
Service charges on deposit accounts	197,834	199,290	374,647	373,823
Mortgage loan referral fees	7,841	0	12,105	0
Gain on sale of loans	13,622	60,931	171,182	106,837
Gain on sale of securities	0	0	0	79,814
Gain (loss) on disposal of other real estate owned	(4,269)	(12,622)	(5,068)	(21,311)
Other	145,157	117,921	326,829	311,192
Total noninterest income	360,185	365,520	879,695	850,355

Noninterest expense
Salaries and employee benefits	1,027,091	1,007,047	2,052,431	2,039,203
Occupancy	155,485	148,671	336,846	314,287
Furniture and equipment	136,515	145,457	269,001	304,585
Advertising	11,590	19,102	20,935	37,267
Data processing	118,207	137,244	250,613	260,023
Professional services	85,099	116,297	179,937	240,947
Foreclosed asset impairment	225,062	359,966	392,928	384,621
Other	490,952	552,328	1,167,236	1,012,759
Total noninterest expense	2,250,001	2,486,112	4,669,927	4,593,692

Loss before income taxes	(522,319)	(1,189,116)	(1,256,538)	(1,629,521)
Federal income tax expense	0	0	0	0
Net loss	$ (522,319)	$ (1,189,116)	$ (1,256,538)	$ (1,629,521)

Weighted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Basic loss per share	$ (0.36)	$ (0.81)	$ (0.86)	$ (1.11)
Diluted loss per share	$ (0.36)	$ (0.81)	$ (0.86)	$ (1.11)

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly					Year to date
	2011	2011	2010	2010	2010
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2011	2010

EARNINGS
Net interest income	1,865	1,871	1,794	1,682	1,764	3,736	3,476
Provision for loan and lease losses	498	705	2,640	2,023	833	1,202	1,362
Noninterest income	360	520	350	369	366	880	850
Noninterest expense	2,250	2,420	2,846	3,949	2,486	4,670	4,594
Pre tax expense	(522)	(734)	(3,343)	(3,921)	(1,189)	(1,257)	(1,630)
Net loss	(522)	(734)	(3,332)	(3,921)	(1,189)	(1,257)	(1,630)
Basic loss per share	$ (0.36)	$ (0.50)	$ (2.27)	$ (2.67)	$ (0.81)	$ (0.86)	$ (1.11)
Diluted loss per share	$ (0.36)	$ (0.50)	$ (2.27)	$ (2.67)	$ (0.81)	$ (0.86)	$ (1.11)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-0.90%	-1.23%	-5.53%	-6.04%	-1.87%	-1.06%	-1.32%
Return on average common equity	-1898.18%	-374.97%	-302.36%	-195.41%	-51.71%	-564.94%	-32.58%
Net interest margin	3.42%	3.34%	3.22%	2.83%	3.04%	3.38%	3.10%
Efficiency ratio	101.10%	101.24%	132.79%	192.56%	116.73%	101.17%	106.19%
Full-time equivalent employees	71	70	70	72	71	71	71

CAPITAL
End of period equity to assets	-0.08%	0.06%	0.36%	1.85%	3.21%	-0.08%	3.21%
Tier 1 capital to end of period assets	-0.26%	-0.02%	0.29%	1.62%	3.03%	-0.26%	3.03%
Book value per share	$ (0.13)	$ 0.10	$ 0.58	$ 3.12	$ 5.71	$ (0.13)	$ 5.71

ASSET QUALITY
Gross loan charge-offs	856	283	2,414	638	1,023	1,140	2,038
Net loan charge-offs	818	241	2,392	617	1,012	1,059	2,006
Net loan charge-offs to avg loans (annualized)	2.00%	0.58%	5.63%	1.40%	2.22%	1.29%	2.20%
Allowance for loan and lease losses	4,936	5,256	4,792	4,544	3,138	4,936	3,138
Allowance for losses to total loans	3.04%	3.18%	2.88%	2.65%	1.74%	3.04%	1.74%
Past due and nonaccrual loans (90 days)	8,130	8,046	8,247	8,721	7,932	8,130	7,988
Past due and nonaccrual loans to total loans	5.00%	4.87%	4.95%	5.08%	4.40%	5.00%	4.43%
Other real estate and repossessed assets	3,307	3,873	3,383	5,676	6,843	3,307	6,843
NPA +90 day past due to total assets	5.11%	4.92%	4.89%	5.81%	5.65%	5.11%	5.67%

END OF PERIOD BALANCES
Loans	162,580	165,130	166,507	171,673	180,146	162,580	180,146
Total earning assets	209,499	229,387	225,056	230,772	240,019	209,499	240,019
Total assets	223,782	242,396	237,945	247,737	261,411	223,782	261,411
Deposits	202,634	223,434	219,263	222,844	229,153	202,634	229,153
Shareholders' equity	(186)	142	846	4,579	8,387	(186)	8,387

AVERAGE BALANCES
Loans	163,317	165,999	170,097	175,708	182,003	164,651	182,278
Total earning assets	219,793	225,471	224,698	239,779	234,185	222,616	227,278
Total assets	232,894	239,597	241,180	259,462	254,174	236,227	247,586
Deposits	212,198	221,682	217,491	231,433	221,394	216,914	213,532
Shareholders' equity	110	783	4,408	8,026	9,198	445	10,006
CONTACT: Community Shores Bank Corporation:
         Heather D. Brolick
         President and CEO
         1-231-780-1845
         hbrolick@communityshores.com

         Tracey A. Welsh
         Senior Vice President and CFO
         1-231-780-1847
         twelsh@communityshores.com